Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333- 280595) on Form S-4 of ScanTech AI Systems Inc. of our report related to the audit of Mars Acquisition Corp. dated December 28, 2023, which includes an explanatory paragraph as to Mars Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Mars Acquisition Corp. as of September 30, 2023 and 2022 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

July 30, 2024